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                                                                   Exhibit 10.79
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                            MANAGEMENT RETENTION PLAN

Synbiotics Corporation is implementing a "management retention plan" designed to encourage you to remain an employee of the Company between now and the potential sale of the Animal Health Business. The Management Retention Plan consists of a cash or stock bonus and special treatment of outstanding stock options and restricted stock. This Management Retention Plan does not alter or affect existing Synbiotics employee benefit plans, the Special Payment Plan or existing employee agreements.

To qualify for the Management Retention Plan, you must be an active employee, who is employed on the day of the sale of the Animal Health Business, provided that you have not notified the Company of your intent to resign your employment with Synbiotics. This Management Retention Plan does not apply to:
                                                     ---

1) Employees who voluntarily leave the Company prior to the sale of the Animal Health Business

2) Employees whose employment is terminated prior to the sale of the Animal Health Business

3)   Employees of W3COMMERCE

4) Active employees who are offered and accept continued employment with the Company following the sale of the Animal Health Business.

Cash Bonus

A cash bonus payment (or you can elect to receive the cash bonus in stock - see below) will be made on the day following the sale of the Animal Health Business. The bonus payment will depend on the ultimate sales price of the Animal Health Business and will be paid as a percentage of annual base salary ("the Percentage"). In no event will the Percentage payment be less than 25% of an employee's annual base salary and there is no maximum percentage. The Percentage will be calculated as 1.6666 times the sales price of the Animal Health Business.

Examples:

     If the sales price of the Animal Health Business were $35 million, then 35 times 1.6666 would yield a Percentage of 58.88%. You would receive a cash bonus of 58.33% of your annual salary.

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         If the sales price of the Animal Health Business were $60 million then
60 times 1.6666 would yield a Percentage of 100%. You would receive a cash bonus of 100(degrees) of your annual salary.

Stock Bonus In-lieu of Cash Bonus

You may elect to receive all or a part of the aforementioned cash bonus in stock. Such election must be made within 30 days of the execution date of this agreement. If you choose to receive part of your cash bonus in stock, then the number of shares to be received will be determined by dividing the cash bonus by $3.

Example:

         If your cash bonus were $100,000 and you elected to receive $60,000 of it in Stock, you would receive $40,000 in cash and 20,000 ($60,000/$3) shares of Synbiotics stock.

Restricted Stock and Stock Options

All of your unvested restricted stock and stock options will become fully vested on the day following the sale of the Animal Health Business and you will receive two years following the sale of the Animal Health Business to exercise any unexercised stock options.


/s/ Kenneth Cohen
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Kenneth Cohen
President and CEO
Synbiotics Corporation



I have read the above Management Retention Plan.
Acknowledged and accepted:

Paul A. Rosinack                  /s/ Paul A. Rosinack
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Print Name                        Employee Signature

June 16, 2000
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Date